Exhibit 16.1

April 16, 2014

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

We have read the statements that we understand Marathon Patent Group,  Inc. (the “Registrant” or the “Company”) will include under Item 4.01 of the Form 8-K report it will file regarding the change in independent registered public accounting firms. We agree with such statements regarding our firm.

Respectfully submitted,

/s/ KBL, LLP
KBL, LLP
New York, NY

114 West 47th St., 19th Floor, Suite 1900, New York, NY 10036	212-785-9700